FOR IMMEDIATE RELEASE

Investors/Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Media: Felicia Vonella / Kellie Walsh Lazar Partners Ltd. (212) 867-1762 / (646) 871-8480 fvonella@lazarpartners.com kwalsh@lazarpartners.com

Ventiv Health Reports Record Second Quarter Results
Company Increases 2005 Guidance

•	Quarterly revenues up 75%; pretax income up 92%; EPS up 68%
•	Increasing 2005 EPS guidance from $1.09-$1.15 to $1.22-$1.25
•	Completed strategic acquisition of PRS

SOMERSET, NEW JERSEY, August 8, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV) today announced record financial results for the second quarter and increased guidance for 2005.

Second Quarter 2005 Results from Continuing Operations:

•	Total revenues for the second quarter of 2005 were $131.8 million, an increase of 75% compared to $75.2 million for the second quarter of 2004.

•	Earnings from continuing operations before income taxes were $15.0 million, an increase of 92% compared to $7.8 million for the second quarter of 2004.

•	Diluted net earnings per share from continuing operations after income taxes were $0.32, compared to $0.19 for the second quarter of 2004.

Second Quarter 2005 Highlights:

•
Ventiv Commercial Services division, which provides outsourced sales teams, compliance & patient assistance programs, planning & analytics, data management, sample and literature fulfillment and other support services to drug manufacturers, reported revenues of $104.0 million during the second quarter of 2005, compared to $75.2 million during the second quarter of 2004. Second quarter highlights include:

o
Two new Sales Teams wins with small to mid-tier pharmaceutical clients totaling 125 sales representatives, in addition to the previously announced new wins with Barrier Therapeutics and Connetics Corporation.

o	Two new Sales Teams wins with “Top 20” pharmaceutical companies, each increasing the scope and stability of two large existing Ventiv teams.
o	Two new Patient Assistance contracts with global and mid-tier pharmaceutical clients.
o	Eight new Fulfillment contracts with small to mid-tier pharmaceutical clients.
o	One new Planning & Analytics client win.
o	Expansions of two Data Management contracts to encompass an additional 165 users.

•
Ventiv Clinical Services division reported revenues of $27.8 million during the second quarter of 2005. This segment was established by Ventiv in conjunction with its acquisitions of Smith Hanley Corporation and HHI during the fourth quarter of 2004. Second quarter highlights include:

o	Addition and expansion of several new functional outsourcing contracts won with a Top 10 global pharmaceutical company.
o	Further contract staffing growth and headcount addition through the quarter.

Eran Broshy, Chief Executive Officer of Ventiv, commented, “Ventiv’s record second quarter results, which were driven by strong performance across our businesses, continue to underscore the strong momentum and demand for our expertise and breadth of pharmaceutical services. Today’s results reflect Ventiv’s position as a broadly diversified pharmaceutical services company with market-leading positions in outsourced sales teams, clinical staffing, compliance & patient assistance and planning & analytics.”

Acquisition Announcement:

In a separate press release issued today, Ventiv also announced its strategic acquisition of privately-held Pharmaceutical Resource Solutions LLC, a leading provider of compliance management and marketing support services. This announcement will also be discussed on the second quarter earnings call.

Mr. Broshy added, “We continue to actively assess acquisition opportunities and we are pleased to announce today that we completed the strategic acquisition of Pharmaceutical Resource Solutions (PRS). PRS has been a rapidly-growing participant in the pharmaceutical compliance management and marketing support segment. Taking PRS under the Ventiv wing will in combination with The Franklin Group and Promotech further strengthen our capabilities in this important and growing area.”

Update on 2005 Guidance:

As a result of this continuing strong performance, Ventiv is increasing its 2005 revenue guidance from $465-$480 million to $480-$490 million and EPS guidance from $1.09-$1.15 to $1.22-$1.25. The updated guidance includes $0.01 accretion from the acquisition of PRS, and both the updated and the previous guidance includes $0.16 from previously-disclosed tax benefits.

Conference call information:

Monday, August 8, 2005 - 9:00 am Eastern Time.
Call in number: 877-336-9182
Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

TABLE I

Ventiv Health, Inc.
Condensed Consolidated Income Statements
($’s in 000’s, except share and per share data)
(unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$131,788	$75,221	$252,646	$145,882
Operating expenses:
Costs of services	99,761	60,297	193,473	116,607
Selling, general and administrative expenses	16,955	7,299	31,355	13,570
Restructuring	--	(264)	--	(264)
Total operating expenses	116,716	67,332	224,828	129,913

Operating income	15,072	7,889	27,818	15,969
Net interest expense	(69)	(58)	(204)	(156)
Income from continuing operations before income taxes	15,003	7,831	27,614	15,813
Provision for income taxes	5,971	2,976	9,390	6,009
Income from continuing operations	9,032	4,855	18,224	9,804

Discontinued operations:
Gains on disposals of discontinued operations, net of taxes	1,463	1,754	1,562	1,908
Net income from discontinued operations, net of taxes (1)	1,463	1,754	1,562	1,908

Net income	$10,495	6,609	$19,786	$11,712

Earnings per share from continuing operations:
Basic	$0.34	$0.21	$0.69	$0.42
Diluted	$0.32	$0.19	$0.66	$0.39

Earnings per share from discontinued operations:
Basic	$0.05	$0.07	$0.06	$0.08
Diluted	$0.06	$0.07	$0.05	$0.08

Consolidated earnings per share:
Basic	$0.39	$0.28	$0.75	$0.50
Diluted	$0.38	$0.26	$0.71	$0.47

Weighted average number of common shares outstanding:
Basic	26,757,031	23,545,995	26,431,347	23,353,069
Diluted	27,879,120	25,297,133	27,763,014	24,932,662

(1)	Net earnings from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

TABLE II

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	June 30,	December 31,
	2005	2004

Cash (1)	$44,700	$53,297
Account Receivable, Net	$75,297	$56,534
Unbilled Services	$42,937	$36,130
Client Advances & Unearned Revenue	$5,267	$9,184
Working Capital (2)	$103,897	$67,565
Capital Lease Obligations	$33,338	$36,902
Depreciation (3)	$8,508	$15,602
Amortization (3)	$602	$306
Days Sales Outstanding (4)	81	71

1)	Cash includes restricted cash of $3.8 million at June 30, 2005 and $2.5 million at December 31, 2004.

2)	Working Capital is defined as Total Current Assets less Total Current Liabilities.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended. In the past, DSO was reported based on a trailing twelve-month revenue calculation, but the three-month period more accurately reflects the Company’s revenue stream and collections.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
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